Press Release

For Immediate Release

iCAD REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

Conference Call Scheduled for April 30th at 10:00 a.m. Eastern Time

NASHUA, N.H. (April 29, 2009) – iCAD, Inc. (NASDAQ: ICAD), an industry-leading provider of advanced image analysis and workflow solutions for the early identification of cancer, today announced financial results for the three months ending March 31, 2009.

Financial highlights for the first quarter of 2009 include the following (all comparisons are with the first quarter of 2008):

•	Total revenue of $7.2 million, up 11.4%

•	Digital CAD and MRI revenue of $4.8 million, up 11.5%

•	Film-based revenue of $1.6 million, up 14.1%

•	Service and supply revenue of $825,000, up 6.2%

•	International revenue of $1.2 million, up 62.6%

•	Gross margin of 82.5%, up from 82.3%

•	Net loss of $999,000 or $0.02 per share, compared with a net loss of $446,000 or $0.01 per share

Other highlights of the first quarter of 2009 include:

•
Publication of peer-reviewed data on the Company’s SecondLook Digital® Computer-Aided Detection (CAD) technology in the February issue of the American Journal of Roentgenology (Volume 192, Issue 2), which showed that:

o	CAD with Full-Field Digital Mammography has a high sensitivity in identifying cancers

o	The SecondLook Digital CAD correctly marked 94% of biopsy-proven cancers

o	The sensitivity of iCAD’s SecondLook Digital CAD was equally accurate regardless of tumor size

•
Product debut at the European Society of Radiology’s (ECR) Annual Meeting of the Company’s new CT Colon CAD solution to aid radiologists in the detection of polyps during review of virtual colonoscopy (VC) exams

”We are pleased with iCAD’s performance this past quarter compared to a year ago, as we delivered double-digit revenue growth in a challenging market and economic environment.  In addition, we have managed the business with strong financial discipline and, consequently, believe we are well positioned to ride out the current economic downturn,” commented Ken Ferry, iCAD’s President and CEO.

“While demand for CAD associated with the sale of digital mammography systems softened some, the demand for TotalLook MammoAdvantage, our comparative reading product, continued to be strong and provided for solid film-based revenue growth.  Moving forward, we remain optimistic about the market opportunity for our digital CAD products as only about 50% of the approximately 13,500 mammography systems in the U.S. had transitioned to digital technology as of the close of the first quarter, leaving considerable room for future growth.  We also remain optimistic about the potential for digital product growth internationally.”

“We continued to advance our new product offerings for MRI and CT based image analysis and workflow solutions.  During the first quarter we concluded several Breast MRI sales and installations and our sales pipeline shows growing interest in these new products.  We are also near completion of the analysis of the reader study for our CT Colon CAD product and expect to file a 510(k) application with the U.S. Food and Drug Administration in the coming weeks.   We remain excited about the opportunities for these new products as they target the estimated 10,000 MRI systems and 30,000 multi-slice CT systems installed worldwide today,” added Ferry.

First Quarter Results

Total revenue for the first quarter of 2009 was $7.2 million, an 11.4% increase compared with total revenue of $6.4 million for the first quarter of 2008.  This increase reflects an 11.5% increase in revenue from the Company’s digital CAD and MRI products, to $4.8 million in 2009 from $4.3 million in the prior year period.  Additionally, the Company posted higher international revenue, which grew 62.6% compared with the first quarter of 2008, largely the result of the addition of several new international partnerships as well as from other OEM partners.

Total film-based revenue in the first quarter of 2009 increased 14.1%, to $1.6 million in 2009 from $1.4 million in the prior year period, largely due to continued strong demand for the Company’s comparative reading product, TotalLook MammoAdvantage.  Increases in service and supply revenue of 6.2%, to $825,000 in 2009 compared to $777,000 in the first quarter of 2008, are the result of growth in service contract revenue as digital CAD and TotalLook systems transition from warranty to service contracts.

The gross margin for the first quarter of 2009 increased slightly to 82.5% compared with 82.3% in the prior-year’s first quarter. Operating expenses for the first quarter of 2009 increased to $6.9 million from $5.6 million in the first quarter of 2008, largely due to costs associated with the Company’s new MRI products, expenses related to the clinical reader study for the Colon CAD product, stock based compensation expense and investments in sales and marketing. For the first quarter of 2009, the Company posted a net loss, including stock-based compensation expense of $500,000, of $999,000 or $0.02 per share, compared with a net loss, including stock-based compensation expense of $392,000, of $446,000 or $0.01 per share in the first quarter of 2008.

	Three months ended March 31,
	2009	2008	% Change
Digital CAD & MRI revenue	$4,777,121	$4,285,666	11.5%
Film based revenue	1,562,499	1,368,957	14.1%
Service & supply revenue	825,378	777,393	6.2%
Total revenue	$7,164,998	$6,432,016	11.4%

As of March 31, 2009, iCAD had cash and cash equivalents of $12.9 million, compared with $13.1 million as of December 31, 2008.

Commenting on the balance sheet, Darlene Deptula-Hicks, Executive Vice President and CFO, said, “We continue to maintain a healthy balance sheet through disciplined cash management, tightened expenses and strong inventory controls.  We were essentially cash flow neutral for the first quarter while reducing accounts payable and other accrued expenses by $1.2 million and inventory by $171,000 from year end 2008.  We believe we are in a strong position to see our way through these challenging external economic times.”

2009 Financial Guidance

Due to the challenging economic environment and associated uncertainty in the healthcare markets, the Company has made a decision to defer providing guidance on the first half of 2009.   This decision will be reviewed mid-year and the Company will provide a further update at that time.

Conference Call

iCAD management will host an investment community conference call beginning at 10:00 a.m. Eastern time on Thursday, April 30, 2009 to discuss these results and to answer questions. Shareholders and other interested parties may participate in the conference call by dialing 800-884-5695 (domestic) or +617-786-2960 (international) and entering passcode 58061238. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

A replay of the conference call will be accessible two hours after its completion through May 7, 2009 by dialing 888-286-8010 (domestic) or +617-801-6888 (international) and entering passcode 84812114. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

About iCAD, Inc.

iCAD, Inc. is an industry-leading provider of advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable Computer-Aided Detection (CAD) systems and workflow solutions for mammography (film-based, digital radiography (DR) and computed radiography (CR)), Magnetic Resonance Imaging (MRI), and Computed Tomography (CT). Since receiving FDA approval for the Company’s first breast cancer detection product in 2002, over 3,100 iCAD systems have been placed in healthcare practices worldwide. iCAD’s solutions aid in the early detection of the most prevalent cancers including breast, prostate and in the future, colon and lung cancer. For more information, call (877) iCADnow or visit www.icadmed.com.

For iCAD, contact Darlene Deptula-Hicks, EVP and CFO at 603-882-5200 x7944 or
via email at ddeptula@icadmed.com

For iCAD Investor Relations, contact Anne Marie Fields of Lippert/Heilshorn & Associates at 212-838-3777 x6604 or via email at afields@lhai.com

For iCAD Public Relations, contact Meara Murphy of MS&L
at 617-937-2574 or via e-mail at meara.murphy@mslworldwide.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this News Release, including but not limited to, statements about the Company’s confidence or strategies or expectations about revenues, results of operations, timing of regulatory approval of products or market opportunities, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.

- Tables to Follow -

iCAD, INC.

Consolidated Statements of Operations
(unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2009	March 31, 2008
Revenue
Products	$6,339,620	$5,654,623
Service and supplies	825,378	777,393
Total revenue	7,164,998	6,432,016

Cost of revenue
Products	1,054,987	955,416
Service and supplies	201,817	182,769
Total cost of revenue	1,256,804	1,138,185

Gross margin	5,908,194	5,293,831

Operating expenses:
Engineering and product development	2,161,215	1,409,209
Marketing and sales	2,945,121	2,383,522
General and administrative	1,835,311	1,848,345
Total operating expenses	6,941,647	5,641,076

Loss from operations	(1,033,453)	(347,245)

Interest income (expense) - net	34,926	(98,607)

Net loss	$(998,527)	$(445,852)

Net loss per share:
Basic and Diluted	$(0.02)	$(0.01)

Weighted average number of shares used in
computing loss per share:
Basic and diluted	45,352,954	39,171,876

iCAD, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2009	2008
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$12,878,937	$13,115,715
Trade accounts receivable, net of allowance for doubtful
accounts of $50,000 in 2009 and 2008	4,952,087	5,570,323
Inventory, net	1,277,238	1,448,373
Prepaid and other current assets	499,057	451,402
Total current assets	19,607,319	20,585,813

Property and equipment:
Equipment	3,232,687	3,492,977
Leasehold improvements	75,590	75,590
Furniture and fixtures	358,477	358,477
Marketing assets	290,482	287,456
	3,957,236	4,214,500
Less accumulated depreciation and amortization	2,649,237	2,714,706
Net property and equipment	1,307,999	1,499,794

Other assets:
Deposits	63,194	63,194
Patents, net of accumulated amortization	26,447	22,349
Customer relationships, net of accumulated amortization	227,716	236,634
Technology intangibles, net of accumulated amortization	6,936,494	7,142,662
Tradename, net of accumulated amortization	117,800	124,000
Goodwill	43,515,285	43,515,285
Total other assets	50,886,936	51,104,124

Total assets	$71,802,254	$73,189,731

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,721,803	$2,189,093
Accrued salaries and other expenses	2,018,662	2,752,818
Deferred revenue	2,270,118	1,955,495
Total current liabilities	6,010,583	6,897,406
Total liabilities	6,010,583	6,897,406

Commitments and contingencies

Stockholders' equity:
Total Stockholders' equity	65,791,671	66,292,325

Total liabilities and stockholders' equity	$71,802,254	$73,189,731

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